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                                                                    EXHIBIT 11.1

                       CROWN CASTLE INTERNATIONAL CORP.

                            COMPUTATION OF NET LOSS
                               PER COMMON SHARE
              (IN THOUSANDS OF DOLLARS, EXCEPT PER SHARE AMOUNTS)
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
                                                           THREE MONTHS              NINE MONTHS
                                                       ENDED SEPTEMBER 30,       ENDED SEPTEMBER 30,
                                                       --------------------     ---------------------
                                                         2001        2002         2001        2002
                                                       --------    --------     --------    ---------
Net loss......................................       $(110,330)    $ (65,628)    $(263,118)   $(237,619)
Dividends on preferred stock..................         (19,000)      (19,874)      (58,770)     (60,840)
Gains on repurchases of preferred stock.......              --        49,806            --       49,806
                                                     ---------     ---------     ---------    ---------
Net loss applicable to common stock for basic
 and diluted computations.....................       $(129,330)    $ (35,696)    $(321,888)   $(248,653)
                                                     =========     =========     =========    =========
Weighted-average number of common shares
 outstanding during the period for basic and
 diluted computations (in thousands)..........         214,986       216,656       213,413      218,991
                                                     =========     =========     =========    =========
 Loss per common share - basic and diluted....       $   (0.60)    $   (0.16)     $  (1.51)   $   (1.14)
                                                     =========     =========      ========    =========
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